UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 27, 2006

SPEAR & JACKSON, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32013	91-2037081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 South LaSalle Street, Suite 201, Chicago, IL 60605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (312) 765-0680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 27, 2006, Spear & Jackson, Inc.’s UK subsidiary, Spear & Jackson Garden Products Limited, completed a contract for the sale of the remaining portion of its industrial site property at St. Paul’s Road, Wednesbury, England, to Opus Land (Wednesbury) Limited, an unaffiliated third party, at the price of £2.6 million sterling (approximately US$4.7 million), excluding disposal costs. The property was sold, as is, and consisted solely of the land and buildings at that location. On the same date, Spear & Jackson Garden Products Limited entered into a lease agreement with the new owners of the Wednesbury property to rent, for a nominal value, the premises until November 30, 2006, by which date the company will be required to vacate the site. The profit arising on the sale of the property will result in a gain on sale of approximately US$3.4 million.

The Company had previously announced, on January 25, 2006, the closure of the remaining portion of its manufacturing site at St. Paul’s Road, Wednesbury, England. All warehouse and distribution operations currently performed at this location are in the process of being transferred to the Company’s principal UK manufacturing site in Sheffield, and the manufacturing and assembly functions, formerly carried out at Wednesbury, are now being outsourced to suppliers based outside the UK. The costs of this closure process are anticipated to be approximately US$2.1 million and include employee severance payments of approximately US$1.3 million, site closure expenses, factory reorganization expenses and plant transfer costs of approximately US$0.5 million and associated capital expenditure of approximately US$0.3 million.

The Wednesbury site closure forms part of the Company’s UK manufacturing reorganization program, which has been initiated to regenerate and modernize key areas of the hand and garden tools business. The closure will enable the Company to consolidate its two UK hand and garden tool manufacturing sites and will allow the Company to develop a modern manufacturing, warehouse and distribution facility, which should be better positioned to meet current and future needs of its customers.

Item 5.01	Changes in Control of Registrant.

On July 28, 2006, Jacuzzi Brands, Inc., together with USI American Holdings, Inc. (“Jacuzzi Group”), completed the sale of their investment in Spear & Jackson, comprising 3,543,281 shares of common stock of Spear & Jackson, to United Pacific Industries Limited pursuant to a Stock Purchase Agreement dated as of March 23, 2006, as amended by Amendment No. 1 dated as of March 4, 2006 and Amendment No. 2 dated as of July 10, 2006. Under the Stock Purchase Agreement, as amended, the Jacuzzi Group sold their entire 61.78% of the issued and outstanding common stock of Spear & Jackson to UPI. As reported by Jacuzzi, the total cash consideration paid by UPI was US$4,960,593.40. Spear & Jackson has been advised that the funds paid were obtained through bank borrowings by UPI of approximately US$3,858,322, which were obtained under normal commercial terms, and in part from internal resources.

A Preliminary Information Statement pursuant to Section 14(c) and Section 14F-1 under the Securities Exchange Act of 1934 has previously been filed with the Securities and Exchange Commission indicating UPI’s intent to elect, through the execution of a written consent of the majority stockholders, designees of UPI to serve as Directors as Spear & Jackson and to replace the current Directors. Spear & Jackson expects that after a Definitive Information Statement has been filed with the Securities and Exchange Commission and mailed to Spear & Jackson stockholders, UPI will execute the written consent electing its nominees to the Board of Directors as soon as permitted by the Securities Exchange Act of 1934. The Information Statement is currently under review by the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Contract between Spear & Jackson Garden Products Limited and Opus Land (Wednesbury) Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEAR & JACKSON, INC.

By:	/s/ William Fletcher
William Fletcher
Acting Chief Executive Officer

DATED: August 2, 2006